STRADLEY RONON ATTORNEYS AT LAW
Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA  19103-7098
Telephone:  (215) 564-8000

March 31, 2010

Board of Trustees

Franklin Templeton Fund Allocator Series

One Franklin Parkway
San Mateo, California 94403-1906

Subject:     Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Franklin Templeton Fund Allocator Series, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued by the Trust on behalf of Franklin Templeton Corefolio Allocation Fund (the “Acquiring Fund”), a series of the Trust, in connection with the acquisition of substantially all of the assets of Franklin Templeton Perspectives Allocation Fund (the “Acquired Fund”), a series of the Trust, by and in exchange for shares of beneficial interest, without par value (the “Shares”), of the Acquiring Fund (the “Transaction”).

We have reviewed the Trust’s Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”) and Amended and Restated By-laws (“By-laws”), each as amended to date, resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, the form of Plan of Reorganization for the Transaction, which was approved by the Trust’s Board of Trustees (the “Agreement”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of the shares of the Trust and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.     The Shares of the Acquiring Fund will be issued in accordance with the Trust’s Declaration of Trust and By-laws, each as amended to date, the Agreement, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Transaction.

2.     The Shares will be issued against payment therefor as described in the Prospectus/Information Statement and the Statement of Additional Information relating thereto included in the Registration Statement, and the Agreement, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:     /s/ Michael D. Mabry_

     Michael D. Mabry, a Partner

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